FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-08

Subject: ** ANNOUNCEMENT ** NEW ISSUE CMBS: BBCMS 2021-C9

NEW ISSUE CMBS: BBCMS 2021-C9

$692,608,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS:	BARCLAYS, SOCIÉTÉ GÉNÉRALE, KeyBanc
CO-MANAGERS:	ACADEMY SECURITIES, Bancroft Capital, LLC

RATING AGENCIES:	S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

RATINGS AVAIL.

CLASS	(S/F/K)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	25.700	30.000%	2.80	39.7%	14.9%
A-2	AAA/AAA/AAA	4.500	30.000%	4.88	39.7%	14.9%
A-4**	AAA/AAA/AAA	240.000	30.000%	9.54	39.7%	14.9%
A-5**	AAA/AAA/AAA	251.000	30.000%	9.89	39.7%	14.9%
A-SB	AAA/AAA/AAA	34.474	30.000%	6.93	39.7%	14.9%
A-S	AA+/AAA/AAA	66.482	21.625%	9.93	44.4%	13.3%
B	NR/AA-/AA	36.714	17.000%	9.93	47.1%	12.5%
C	NR/A-/A-	33.738	12.750%	9.93	49.5%	11.9%

** A-4 AND A-5 SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-4: [0] – [240.000]

A-5: [251.000] – [491.000]

*TRANSACTION SUMMARY*

POOL BALANCE:	$793,820,306
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	87
WA CUT-OFF LTV:	56.7%
WA MATURITY LTV:	51.2%
WA U/W NCF DSCR:	2.28X
WA U/W NOI DY:	10.4%
WA MORTGAGE RATE:	3.75018%
TOP 10 LOANS %:	50.5%
WA REM TERM MATURITY:	117 MONTHS

LOAN SELLERS:	BARCLAYS (21.5%), LMF (20.5%), BSPRT (17.8%), SGFC (13.6%), SMC
(10.7%), KeyBank (8.6%), BARCLAYS/SGFC (7.3%)

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The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.